                                                      Registration No. 333-03975

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                -------------

                        POST-EFFECTIVE AMENDMENT NO. 1


                                      to


                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                -------------

                                 ADT LIMITED
              (Exact name of registrant as specified in charter)


           Bermuda                                          None
(State or other jurisidiction               (I.R.S. Employer Identification No.)
of incorportion or organization)

                         Cedar House, 41 Cedar Avenue
                           Hamilton HM 12, Bermuda*
         (Address of principal executive offices including zip code)


                                 ADT LIMITED
                        1993 LONG TERM INCENTIVE PLAN
                        (AS AMENDED FEBRUARY 29, 1996)
                                     and
                      SENIOR EXECUTIVE SHARE OPTION PLAN
                                OF ADT LIMITED
                              (Full Title of Plan)

                              STEPHEN J. RUZIKA
                                c/o ADT, INC.
                                One Boca Place
                              2255 Glades Road,
                                  Suite 421W
                          Boca Raton, Florida  33431
                   (Name and address of agent for service)
                                (561) 997-8406
        (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

                               Proposed        Proposed
 Title of                      maximum         maximum
securities         Amount      offering        aggregate          Amount of
  to be            to be       price per       offering         Registration
registered       registered    share(a)         price(a)             Fee
Common Shares of
$0.10 each.......   18,776,668                 $261,280,025     $90,096.56(b)


         (a) Estimated solely for the purposes of calculating the amount of the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933. With regard to the 1,693,335 options to purchase Common Shares (the "Options"), which Options are currently authorized but not yet issued under the ADT Limited 1993 Long-Term Incentive Plan (as amended February 29, 1996) (the "1993 Plan"), computed as of May 10, 1996 pursuant to Rule 457(c) under the Securities Act of 1933 (the "Securities Act") on the basis of the average of the high and low sales price for the Common Shares as reported on the New York Stock Exchange; with regard to the 2,000,000 Options currently outstanding under the Senior Executive Share Option Plan of ADT Limited, computed pursuant to Rule 457(h)(1) under the Securities Act on the basis of 500,000 Options exercisable at $49.000 per Common Share and 1,500,000 Options exercisable at $11.688 per Common Share; and with regard to the 13,089,333 Options currently outstanding under the 1993 Plan, computed pursuant to Rule 457(h)(1) under the Securities Act on the basis of 12,500 Options exercisable at $8.000 per Common Share, 225,000 Options exercisable a $8.625 per Common Share, 406,250 Options exercisable at $8.000 per Common Share, 732,500 Options exercisable at $9.000 per Common Share, 406,250 Options exercisable at $9,600 per Common Share, 342,750 Options exercisable at $9.600 per Common Share, 343,750 Options exercisable at $10.800 per Common Share, 480,000 Options exercisable at $11.625 per Common Share, 500,000 Options exercisable at $11.688 per Common Share, 250,000 Options exercisable at 12.856 per Common Share, 250,000 Options exercisable at $14.025 per Common Share and 8,333,333 Options exercisable at $15.000 per Common Share.

         (b)  Previously paid.

----------------------

    * The registered and principal executive offices of ADT Limited are located at Cedar House, 41 Cedar Avenue, Hamilton HM12,
         Bermuda. The executive offices of the Subsidiary which supervises the Company's North American activities are located in the United States at One Boca Place, 2255 Glades Road, Suite 421A, Boca Raton, Florida 33431. The telephone number there is 561-997-8406.

                                   PART II.
                   INFORMATION REQUIRED IN THE REGISTRATION
                                  STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

         (a) The Annual Report on Form 10-K of ADT Limited ("ADT") filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which contains audited consolidated financial statements with respect to ADT's fiscal year ended December 31, 1995.

         (b) All other reports filed by ADT pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

         (c)  ADT's registration statement on Form S-3 filed pursuant to
Section 12(g) of the Exchange Act, which contains a description of ADT's Common Shares, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by ADT pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        John D. Campbell, Secretary of ADT, is also a member of the law firm of Appleby Spurling & Kempe, which will be rendering an opinion as to the legality of the securities being registered.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Section 103 of the Bye-Laws of ADT provides, in part, that ADT shall indemnify its directors and officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under The Companies Act 1981 (as amended) of Bermuda. Section 98 of The Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits ADT to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

           ADT maintains liability insurance covering its directors and officers and those of its subsidiaries.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

           Not Applicable

ITEM 8.    EXHIBITS

           The exhibits described in the Exhibit Index hereto are filed with this registration statement.

ITEM 9.    UNDERTAKINGS.

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




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
                                  SIGNATURES


      Pursuant to the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 24 day of December, 1996.

                                      ADT LIMITED


                                      By: /s/ Stephen J. Ruzika
                                          ------------------------
                                          Stephen J. Ruzika
                                          Executive Vice President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURES                         TITLE                     DATE
----------                         -----                     ----
/s/ Michael A. Ashcroft*      Chairman, Chief Executive
-----------------------        Officer and a Director        December 24, 1996
Michael A. Ashcroft


/s/ Stephen J. Ruzika         Executive Vice President,
-----------------------        Chief Financial Officer
Stephen J. Ruzika                   and a Director           December 24, 1996


-----------------------               Director
John E. Danneberg


/s/ Alan B. Henderson*
-----------------------               Director               December 24, 1996
Alan B. Henderson


/s/ James S. Pasman, Jr.*
-----------------------               Director               December 24, 1996
James S. Pasman, Jr.


/s/ W. Peter Slusser*
-----------------------               Director               December 24, 1996
W. Peter Slusser


/s/ William W. Stinson*
-----------------------               Director               December 24, 1996
William W. Stinson


/s/ Raymond S. Troubh*
-----------------------               Director               December 24, 1996
Raymond S. Troubh

*By: /s/ Stephen J. Ruzika
    ----------------------
    Stephen J. Ruzika
    Attorney-in-Fact

                          AUTHORIZED REPRESENTATIVE


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below on December 24, 1996 by the undersigned as the duly authorized representative of ADT Limited in the United States.

                                            ADT, INC.


                                            By: /s/ Stephen J. Ruzika
                                               -----------------------------
                                               Stephen J. Ruzika, President

                                EXHIBIT INDEX

EXHIBIT                                                                            PAGE NO.
--------                                                                           --------
4(a)(1)    ADT Limited 1993 Long Term Incentive Plan (as amended February 29,
           1996)*

4(a)(2)    Amendment to ADT Limited 1993 Long Term Incentive Plan (as amended
           February 29, 1996) adopted November 4, 1996

4(b)       Senior Executive Share Option Plan of ADT Limited*

5 Opinion (and consent) of Messrs. Appleby Spurling & Kempe, counsel to ADT Limited, as to the legality of the securities registered*

23(a)      Consent of Coopers & Lybrand*

23(b) Consent of Appleby Spurling & Kempe is included in their opinion referred to in Exhibit 5 above

-----------------------------
* Previously filed as an Exhibit to Registration Statement on Form S-8, Registration Number 333-03975, filed on May 17, 1996.